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                                                                 EXHIBIT 10.14
                     TERMS AND CONDITIONS OF EMPLOYMENT

                            P A R T I C U L A R S

PARTIES AND DEFINITIONS:

Statement of employment particulars required in accordance with the Employment Protection (Consolidation) Act 1978 (as amended) Sections 1 to 6 inclusive:

1.       Name of the Company               :       Exploration Holdings Limited of 6 Pembroke Road, Sevenoaks, Kent TN13
                                                   IXR

2.       Name of the Executive             :       Neil Alexander Macleod Campbell of Tredigo, 6 St. John's Lane,
                                                   Hartley, Kent DA3 8ET

3.       Date of commencement
         of employment                     :

4.       Date of commencement of
         continuous employment             :

5.       Job title                         :       Director, Finance

6.       Salary                            :       L.124,000

7.       Annual Review Data                :       1st May

8.       Payment Date                      :       15th of each month

9.       Hours of work                     :       See clause 1.3

10.      Holiday                           :       25 working days per calendar year

11.      Place of work                     :       See clause 1.2

12.      Disciplinary rules                :       See clause 27

13.      Period of notice to be given      :       36 months

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RECITAL:

The Company has agreed to employ the Executive and the Executive has agreed to serve the Company from the date shown in the Particulars upon the following terms.

1.       EMPLOYMENT AND DUTIES

         1.1 The Company will employ the Executive and the Executive will serve the Company in accordance with the Job Title shown in the Particulars and in such capacity shall perform the duties and exercise the powers which may from time to time be assigned in or vested in the Executive by the board of directors of the Company ("the Board") and shall in the discharge of such duties and the exercise of such powers observe and comply with all resolutions and directors from time to time made or given by the Board and shall devote substantially the whole of the Executive's time and attention during normal business hours (unless prevented by ill health) to the performance of the Executive's duties under the terms of this Agreement.

         1.2 The duties of the Executive will be performed principally from the Company's premises provided that:

                 1.2.1 the Executive shall travel to and from work at such locations both within and outside the United Kingdom as are required for the proper performance of the Executive's duties and

                 1.2.2 the Executive may be required to work at any of the Company's premises or at the premises of its customers' clients or suppliers on a temporary basis.

1.3 The Executive shall comply with the Company's normal hours of work for office staff and shall perform any additional hours of work which are reasonably required for the proper performance of the Executive's duties. The Executive shall not be entitled to any additional remuneration for work performed outside the Company's normal hours of business.

1.4 The Company reserves the right to change the Company's premises and will give the Executive at least one month's notice of the change and details of its relocation policy where appropriate. PROVIDED THAT

                 1.4.1 the relocation shall have no negative financial impact on the Executive

                 1.4.2    the relocation shall be within England.

2.       APPOINTMENT AS DIRECTOR





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         During the term of this Agreement the Executive will if required by the Board serve as a director of the Company and (if so required by the Board) as a director or officer of any subsidiary or associated company of the Company but shall not be entitled to any director's fees or other remuneration except as provided in this Agreement in respect of any such directorship or office.

3.       TERM OF EMPLOYMENT

         The Executive shall continue to hold such office until this Agreement is terminated by either Party giving to the other the period of notice provided in the particulars.

4.       SALARY

         The Company shall during the continuance of the Executive's appointment under the terms of this Agreement pay to the Executive the salary shown in the Particulars by equal monthly installments on the Payment Date such salary to be reviewed annually as at the Annual Review Date in each year.

5.       SALARY REVIEW

         5.1 The salary shall be reviewed with effect from the Annual Review Date and each succeeding year during the continuance of this Agreement.

         5.2 Any change in salary will be made at the Company's absolute discretion.

6.       EXPENSES

         In addition to the salary the Company shall pay to the Executive during the continuance of the Executive's appointment under the terms of this Agreement such travelling hotel and other expenses as may be properly incurred by the Executive in the performance of the Executive's duties under the terms of this Agreement subject to the presentation of all necessary vouchers or receipts in respect of such expenses.

7.       PROVISION OF CAR

         During the Executive's employment under the terms of this Agreement, the Company will supply the Executive with a car of a design and manufacturer to be determined by the Company in accordance with the Company's executive car policy from time to time in force and will maintain the car and pay all running expenses in connection with the car including the Road Fund License and insurance premiums and the cost of petrol consumed in the course of private motoring.

8.       PROVISION OF MEDICAL INSURANCE





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         During the Executive's employment under the term of this Agreement the
Company shall provide, at the Company's expense, medical insurance on an international basis, including repatriation, for the Executive, the Executive's spouse and the Executive's children subject to the children being under the age of 18 or in full-time education.

9.       PERSONAL EFFECTS

         During the Executive's employment under the term of this Agreement the Company shall indemnify the Executive against any loss of or damage of personal effects (with the exception of a motor vehicle) whilst the Executive is at work or travelling to and from work or required to stay away from the Executive's normal residence for the purpose of or related to the business of the Company.

10.      HOLIDAYS

         The Executive shall in addition to the normal public bank holidays be entitled to the holiday shown in the Particulars to be taken at such times as shall be agreed between the Executive and the Board (and in termination of the Executive's employment the Executive's entitlement to accrued holiday pay will be in direct proportion to the length of the Executive's service during the calendar year in which termination takes place).

11.      INCAPACITY

         11.1 In t he case of illness of the Executive or any other cause incapacitating the Executive from duly attending to the Executive's duties, the Executive shall receive the Executive's full salary during the first six months or any shorter period AND if the Executive shall continue so incapacitated for a longer period than 6 consecutive months or if the Executive shall be so incapacitated at different times for more than 180 days in one period of 52 consecutive weeks then and in ether such case the Executive's employment shall at the option of the Board be determined on one month's notice or such further period of notice to which the Executive may be entitled by statute and all arrears of salary and expenses shall be paid to the Executive.

         11.2 If the Executive is absent from work due to sickness or injury which continues for more than 7 days (including weekends) the Executive may be required by the Company to provide a medical certificate by the eight day of sickness or injury. Thereafter, medical certificates may be required by the Company to cover any continued absence.

         11.3 Immediately following the Executive's return to work after a period of absence which has previously been authorized by the Company, the Executive is required to complete a self-certification form stating the dates and reason for the Executive's absence including details of sickness on non-working days as this information is required by the Company for calculating statutory sick pay entitlement. Self-certification forms will be retained in the Company's records.





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         11.4    The salary due to the Executive during the period of
incapacity will be inclusive of any Statutory Sick Pay to which the Executive is entitled.

         11.5 The Company reserves the right for the Executive to be examined at any time by an independent doctor at its expense and to cease payment of any form of sick pay if it is advised by the doctor that the Executive is fit to return to work.

12.      PENSION SCHEME

         During the Executive's employment under the terms of this Agreement the Company will make all necessary arrangements for the Executive to be a member of whatever contributory pension scheme the Company may arrange or may have arranged providing such benefits as have been agreed between the parties and are set out in the documents constituting such scheme copies of which have been or will be supplied to the Executive including membership of a permanent health and injury scheme which shall provide, subject to insurers' conditions, income in the Executive of not less that 66% of current net income in the event
o f illness or incapacity of more than 6 months or 6 months in any consecutive period of 52 weeks.

13.      INCENTIVE SCHEME

         13.1 The Executive shall be entitled to participate in a Company Executive Incentive Scheme ("the Scheme") which, subject to the conditions below, shall give the Executive the potential to receive additional remuneration of up to 50% of salary each year.

                 13.1.1 The Company shall define the Scheme annually on or before February 28th in each year for the Calendar year to which it relates.

                 13.1.2 The Scheme may take the form of a single Company goal for example profit performance or several individual targets such as productivity, etc., and may be varied each year.

                 13.1.3 Any remuneration earned under the Scheme for a particular year shall be paid on or before 1st June of the following calendar year.

14.      TERMINATION

         This Agreement shall be subject to summary termination by the Company by notice in writing if the Executive shall have committed any serious breach or continued in any persistent breach of the Executive's obligations under the terms of this Agreement or shall have committed an act of bankruptcy or compounded with the Executive's creditors generally.

15.      RESIGNATION FROM DIRECTORSHIP





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         Upon the termination of this Agreement for whatever reason, the
Executive shall, upon the request of the Company, resign without claim for compensation from office as a director of the Company and from all offices held by the Executive in subsidiary or associated companies of the Company and in the event of the Executive's failure to do so. THE COMPANY IS IRREVOCABLY AUTHORIZED to appoint some person in the Executive's name and on the Executive's behalf to execute any documents and to do all things requisite to give effect thereto PROVIDED THAT any such resignation shall be without prejudice to any claims arising out of or in respect of the termination of the Executive's employment by the Company.

16.      CONFIDENTIAL INFORMATION

         16.1 The Executive shall not, except as authorized or required by the Executive's duties, reveal to any person or company any of the trade secrets, secret or confidential operations or dealings or any information concerning the organization business finances transactions or affairs of the Company which may come to the Executive's knowledge during the Executive's employment under the terms of this Agreement and shall keep with complete secrecy all confidential information entrusted to the Executive and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or the Company's business or which may be likely to do so.

         16.2 If the Company shall have obtained trade secrets or other confidential information from any third party under an agreement including restrictions on disclosure known to the Executive, then the Executive will not, without the consent of the Company at any time (whether during the Executive's service or after the termination of the Executive's service), infringe such restrictions.

         16.3 The Executive shall not during the continuance of this Agreement make otherwise than for the benefit of the Company any notes or memoranda relating to any matter within the scope of the business of the Company or concerning any of the Company's dealings or affairs nor shall the Executive either during the continuance of this Agreement or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company it being the intention of the parties that all such notes or memoranda made by the Executive shall be the property of the Company and left at the Company's registered office upon the termination of the Executive's employment under the terms of this Agreement.

17.      RESTRICTIVE COVENANT

         17.1 The Executive AGREES that the Executive will not, following the termination of this Agreement, for whatever cause:

                 17.1.1 within a period of twelve months thereafter seek to employ (in relation to any business which competes with the business of the Company as at the date of such termination) any person who was employed by the Company during a period of three months prior to the termination of this Agreement nor procure that any such





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         period be employed or offered employment by any other person, firm or company and in relation to any such business.

                 17.1.2 at any time thereafter represent the Executive as being in any way connected with or interested in the Company or any business carried on by the Company.

         17.2 In this clause references to any act or conduct of the Executive shall include such act or conduct whether done directly or indirectly and whether along or jointly with or as employee of or agent for any other person, firm or company.

18.      REASONABLENESS OF RESTRICTIONS

         The Executive ACKNOWLEDGES AND AGREES that:

         18.1 the direction, extent and application of each of the restrictions set out in clause 17 are no greater than is reasonably necessary for the protection of the legitimate interests of the Company in its business, and

         18.2 if any such restriction shall be adjudged by any Court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording of such restriction were deleted and/or the period of such restriction or the area specified in such restriction was reduced then the Executive agrees that such restriction shall apply and be binding on the Executive as so amended and/or reduced.

19.      OTHER OCCUPATIONS

         The Executive shall not without the consent of the Company during the continuance of this Agreement be engaged or interested either directly or indirectly in any capacity in any trade business or occupation whatsoever other than the business of the Company (save as the holder by way of investment only of shares or securities issued by any company). In this clause, the expression "occupation" shall include any public or private appointment office or work which in the reasonably opinion of the Company shall hinder or otherwise interfere with the performance by the Executive of the Executive's duties under this Agreement.

20.      INVENTIONS AND DISCOVERIES

         20.1 Any discovery or invention or secret process made or discovered by the Executive (either alone or with any other person) while in the service of the Company in connection with or in any way affecting or relating to the business of the Company or any of the Company's subsidiary or associated companies for the time being or in the opinion of the Board, capable of being used or adapted for use therein or in connection therewith shall be forthwith disclosed to the Company and shall be the absolute property of the Company.





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         20.2    The Executive shall if any whenever required so to do by the
Company at the expense of the Company apply or join with the Company in applying for letters patent or other protection in any part of the world for any such discovery invention or process and shall, at the expense of the Company, executive or procure to be executed all instruments or documents necessary for vesting letters patent or other protection when obtained and all right, title and interest thereto in the Company absolutely or in such other person as the Company may require.

         20.3 For the purpose of this clause THE EXECUTIVE IRREVOCABLY APPOINTS the Company as the Executive's attorney in the Executive's name to execute and do all documents and things which are required in order to give effect to the provisions of this clause.

21.      COMPULSORY PAID LEAVE

         21.1 At any time after a notice has been served by either party pursuant to clause 3 the Company may require the Executive to take paid leave for the period (ore the balance of the period) of such notice and during such period:

                 21.1.1 the Company shall have no obligation to provide work or to require the Executive to perform any duties;

                 21.1.2 the Executive shall receive the Executive's full salary and other benefits in accordance with the Agreement;

                 21.1.3 the provisions of clause 19 shall cease to apply but only in respect of any occupation which is not directly or indirectly concerned with any business which competes with any business of the Company PROVIDED THAT the Executive shall keep accurate records of any income or benefits received or receivable by him in respect of such occupation and shall notify the Company thereof and the Company may at its discretion deduct or set off all or part of such income or benefits from or against the salary and other benefits payable by the Company to the Executive during or in respect of such period.

22.      CONTINUATION OF PROVISIONS

         The expiration or determination of this Agreement howsoever arising shall not affect such of the provisions of this Agreement as are expressed to have effect or operate thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

23.      COMPANY RECONSTRUCTION

         If before the termination of this Agreement:





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         23.1    the employment of the Executive under the terms of this
Agreement shall be determined by reason of the winding up of the Company for the purpose of the Company's reconstruction or amalgamation a nd the Company shall procure that nay company or undertaking resulting from such reconstruction or amalgamation shall offer to the Executive employment on terms as to remuneration and otherwise not less favorable to the Executive than those provided by this Agreement and for the residue of the period of this Agreement or for such other period as may be mutually agreed; or

         23.2 the Company's holding company or any subsidiary thereof or of the Company shall at any time during the continuance of this Agreement offer to employ the Executive in the place of the Company on terms s to remuneration and otherwise not less favorable to the Executive than those provided by this Agreement and for the residue of the period of this Agreement and the Company shall thereupon terminate this Agreement then in either such case the termination of this Agreement shall be deemed not to be in breach of the provisions of this Agreement and there will be no change to the date of commencement of continuous employment shown in the Particulars and subject to the appropriate statutory provisions the Executive shall have to claim against the Company for damages or otherwise in connection with or arising from such termination.

24.      STATUTORY PARTICULARS

         The particulars which are required to be included in the written statement required by the Employment Protection (Consolidation) Act 1978 (as amended) Sections 1 to 6 inclusive are set out in the Particulars.

25.      INTERPRETATION

         In this Agreement and unless the context otherwise requires:

         25.1 the paragraph headings are for reference purposes only and shall not affect interpretation;

         25.2 unless otherwise stated a reference to a clause or sub-clause is a reference to the clause or sub- clause so numbered to this Agreement;

         25.3 the express "the Company" shall be deemed to include any subsidiary or holding company of the Company as defined in the Companies Act 1985 Section 736 and "subsidiary company" shall have the meaning defined in the Section;

         25.4 words importing one gender include the other genders and words importing the singular include the plural and vice versa.

26.      NOTICES





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         Notices may be given by either party by letter telegram or telex addressed to the other party at (in the case of the Company) the Company's registered office for the time being and (in the case of the Executive) the Executive's last known address and any such notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of post.

27.      PREVIOUS CONTRACTS OF SERVICE

         This Agreement is in substitution for all previous contracts of service between the Company and the Company's subsidiary or associated companies and the Executive which shall be deemed to have been terminated by mutual consent as from the date on which this Agreement commences.

28.      DISPUTES

         In the case of any dispute or difference arising between the parties as to the construction of this Agreement or the rights, duties or obligations on either party under the terms of this Agreement or any matter arising out of or concerning the same or the Executive's employment under the terms of this Agreement every such dispute and matter and difference shall be referred to a single arbitrator in accordance with the provisions of the Arbitration Acts 1950 to 1979 or any statute for the time being replacing, extending or modifying the same.

29.      DISCIPLINARY AND GRIEVANCE PROCEDURE

         29.1 If the Executive has a grievance relating to the Executive's employment, the Executive should proceed in accordance with the Company's grievance procedure which is set out in Appendix A but which does not form part of the Executive's Terms and Conditions of Employment.

         29.2 The Company deals with disciplinary matters in accordance with its disciplinary procedures which are set out in Appendix A but which do not form part of the Executive's Terms and Conditions of Employment.

         29.3 Following any disciplinary procedure a complaint against the Executive is upheld, the Company reserves the right to impose any one or more of the following penalties on the Executive instead of a first or final warning or dismissal with or without notice.

                 29.3.1 Demotion: The Company may demote the Executive by notice in writing giving details of any consequential changes to the Executive's Terms and Conditions of Employment in particular the notice will give details of any reduction to the Executive's salary and/or loss of any benefits and/or privileges consequent upon such demotion.





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                 29.3.2   Suspension:  The Company may suspend the Executive
         from work with or without notice in writing to this effect. Such notice will specify the dates of the Executive's suspension, the conditions applicable to the Executive's suspension and the period of suspension.


SIGNED AS A DEED                           )
BY THE COMPANY                             )       /s/ GERALD M. HARRISON
ACTING BY ITS DIRECTOR                     )

SIGNED AS A DEED                           )       /s/ NEIL A.M. CAMPBELL
BY THE EXECUTIVE                           )





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                                  APPENDIX A.

                     GRIEVANCE AND DISCIPLINARY PROCEDURES

1.       GRIEVANCE PROCEDURE.

         1.1 If you have any grievance relating to your employment you should raise the matter initially with your chairman. You may be required to put any such grievance in writing.

         1.2 Having inquired into your grievance, your Chairman will discuss it with you and will then notify you of his decision.

         1.3 If the decision of your Chairman is not acceptable, you may then refer the matter in writing to the Company's Board ("the Board") whose decision will be final and binding.

         1.4 When stating grievances, you may be accompanied by a fellow employee of your choice.

2.       DISCIPLINARY PROCEDURES.

         2.1 The purposes of the disciplinary procedures is to ensure that the Company behaves fairly in investigating and dealing with the allegations of unacceptable conduct or performance. Accordingly, the Company reserves the right to depart from the precise requirements of its disciplinary procedure where it is expedient to do so and where the resulting treatment of the employee is no less fair.

         2.2 All cases of disciplinary action under these procedures will be recorded and placed in the Company's records. A copy of the Company's disciplinary records concerning you will be supplied to you at your request.

         2.3 Offenses under the Company's procedures fall into 3 categories namely:

                 o        misconduct
                 o        gross misconduct
                 o        incapability

         2.4 The following steps will be taken, as appropriate, in all cases of disciplinary action:

                 2.4.1 Investigations: No action will be taken before a proper investigation has been undertaken by the Company into the matter complained of. If appropriate, the Company may by written notice suspend you while the investigation takes place. If you are so suspended your contract of employment will continue together with all your rights under your contract will not be entitled to access in any of the Company's period of suspension, you will not be entitled to access to any of the Company's premises except at the prior request or with the prior consent of the Company and subject to such
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         conditions as the Company may impose.  The decision to suspend you will be notified to you by the Company and confirmed in writing.

                 2.4.2 Disciplinary Hearings: If the Company decides to hold a disciplinary hearing about the matter complained of, you will be given details of the complaint against you at least three working days before the hearing. At the hearing, you will be given an opportunity to state your case. You may be accompanied by a fellow employee of your choice. No disciplinary penalty will be imposed without a disciplinary hearing, but a hearing may proceed in your absence if you fail to turn up.

                 2.4.3 Appeals: You have a right to appeal against any disciplinary decision to the Board. You should inform the Board in writing of your wish to appeal within five working days of the date of the decision which forms the subject of your appeal.

                          The Chairman, as appropriate, will conduct an appeal hearing as soon as possible thereafter at which you will be given an opportunity to state your case and will be entitled to be accompanied by a fellow employee of your choice.

                          The decision of the Chairman, as appropriate, will be notified to you in writing and will be final and binding under this procedure.

         2.5     MISCONDUCT.

                 2.5.1    The following offenses are examples of misconduct:

                          o       Bad time keeping;
                          o       Unauthorized absence;
                          o       Minor damages to Company property;
                          o       Minor breach of Company rules;
                          o       Failure to observe Company procedures;
                          o       Abusive behavior;
                          o       Sexual or racial harassment;
                          o       Dishonesty of any kind;
                          o       Negligence not amount to gross negligence.

                          These offenses are not exclusive or exhaustive and offenses of a similar nature will be dealt with under this procedure.

                 2.5.2 The following procedure will apply in cases of alleged misconduct:

                          First Warning: This will be given by your Chairman and may be oral or written according to the circumstances. In either event, you will be





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         advised that the warning constitutes the first formal state of this procedure. If the warning is verbal, a note that such a warning has been given will be placed in the Company's records.

                          Final Warning: This will be given by your Chairman and confirmed to you in writing. This warning will state that, if you commit a further offense of misconduct during the period specified in it, your employment will be terminated.

                          Dismissal: The decision to dismiss you will not be taken without reference to the Chairman and will be notified to you in writing.

         2.6     GROSS MISCONDUCT.

                 2.6.1 The following offenses are examples of gross misconduct:

                          o Theft or unauthorized possession of any property belonging to the Company or any employee;
                          o       Serious damage to Company property.
                          o       Falsification of reports, accounts, expense
                                  claims or self-certification forms.
                          o       Refusal to carry out duties or reasonable
                                  instructions.
                          o       Intoxication by reason of drink or drugs.
                          o Having illegal drugs in your possession, custody or control on the Company's premises.
                          o       Serious breach of Company rules.
                          o       Violent, dangerous or intimidatory conduct.
                          o Sexual, racial or other harassment of a fellow employee.
                          o       Gross negligence.

                          These examples are not exhaustive or exclusive and
                 offenses of a similar nature will be dealt with under this procedure.

                 2.6.2 Gross misconduct will result in immediate dismissal without notice or pay in lieu of notice. The decision to dismiss will not be taken without reference to the Chairman. Dismissal will be notified to you in writing.

         2.7     INCAPABILITY.

                 2.7.1    The following are examples of incapability:

                          o       Poor performance;
                          o       Incompetence;





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                          o       Unsuitability;
                          o       Lack of application.

                          These examples are not exhaustive or exclusive and instances of a similar nature will be dealt with under this procedure.

                 2.7.2 The following procedure will apply in cases of incapability:

                          First Warning: This will be given by your Chairman and will be confirmed to you in writing. This warning will specify the improvement required and will state that your work will be reviewed at the end of a specified period after the date of the warning.

                          Final Warning: This will be given by your Chairman and confirmed to you in writing. This warning will state that unless your work improves within a specified period after the date of the warning, your employment will be terminated.

                          Dismissal: The decision to dismiss you will not be taken without reference to the Chairman. Dismissal will be notified to you in writing.





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